Exhibit 99.6
June 17, 2008
Alcatel-Lucent Sales Advisory
This document is designed for Alcatel-Lucent employees only
and should not be forwarded to parties outside of Alcatel-Lucent
Subject: Alcatel-Lucent To Acquire Motive, Inc.
What’s the News:
Alcatel-Lucent has entered into a definitive agreement to acquire Motive, a leading provider of service management software for broadband and mobile data services. If the agreement is consummated, Motive’s software will be integrated with Alcatel-Lucent’s fixed and mobile broadband solutions to simplify management of subscriber services and devices for remote home networking.
The proposed acquisition is a natural evolution in our existing 3-year cooperation with Motive, as Alcatel-Lucent executes its strategy to help service providers aggregate many different services that can be delivered in the home, or on the move, to multiple devices. Since 2005, Alcatel-Lucent and Motive have been jointly developing and selling remote home network management solutions and today have more than 40 joint customers. Alcatel-Lucent also resells Motive’s solutions that help service providers seamlessly integrate voice, video and data into a single, connected experience by automating and remotely managing key customer touch points throughout the service lifecycle, across multiple services, networks and devices.
Motive has 300 employees worldwide with R&D operations in Austin, Texas and Bangalore, India and will become part of Alcatel-Lucent’s Fixed Access Division, within the Carrier Business Group.
The transaction between Alcatel-Lucent and Motive has been structured as a two-step acquisition: it comprises a cash tender offer for all outstanding shares of Motive common stock, followed by a merger of Motive with and into a subsidiary of Alcatel-Lucent.   The tender offer is subject to a number of conditions as outlined in the press release posted on Alcatel-Lucent intranet.
What to Tell Customers:
Added Capabilities for an Important Market Space. As digital services expand inside and beyond the home, Alcatel-Lucent’s proposed acquisition of Motive ensures that customers will benefit from a new, combined set of solutions for remote home network and mobile service management.

If consummated, this transaction will add important capabilities to Alcatel-Lucent’s portfolio to meet the long-term needs of customers in the digital home care domain.
o	The proposed acquisition will combine Alcatel-Lucent’s offerings in home network management with Motive’s offerings in this space

o	In addition, Motive’s portfolio of Mobile Service Management software will offer Alcatel-Lucent a natural extension into emerging areas such as the management of fixed/mobile solutions.
A Natural Evolution. The proposed transaction is a natural evolution of a successful three-year joint marketing and development agreement between Motive and Alcatel-Lucent.
o	Alcatel-Lucent and Motive have had a successful relationship, with 40 customers deploying jointly developed Home Network solutions.

o	Alcatel-Lucent resells Motive’s solutions that help service providers seamlessly integrate voice, video and data into a single connected experience by automating and remotely managing key customer touch points throughout the service lifecycle.
Alcatel-Lucent’s success in triple play service delivery architecture (50+ customers) coupled with Motive’s software solutions for broadband and mobile service management, make us uniquely positioned to help service providers deliver a wide range of  IP services for consumers on the go.
Alcatel-Lucent has unparalleled experience in rolling out end-to-end networks, including multi-vendor deployments. This acquisition will strengthen our portfolio and reinforce our position of tackling the operator’s challenges for evolving towards the digital home care and mobile service management areas of capability.
Q&A:
1.	What is Alcatel-Lucent’s vision and strategy for the digital home?

Alcatel-Lucent’s strategy for the digital home is to help service providers become an aggregator of many different services that can be delivered in the home, or on the move, to multiple devices. As part of that strategy, there are 4 key focus areas:
•	Digital Home & Mobile Service Management – Alcatel-Lucent offers a unique solution called Digital Home Care that makes it easy for service providers to manage home network devices and associated services. The cornerstone of this solution is the Alcatel-Lucent 5580 Home Network Manager (jointly developed with Motive) which has been deployed with more than 40 service providers worldwide. The solution is evolving to support the complete customer service lifecycle for next generation services such as WiMAX and femtocell, and a variety of mobile broadband services and devices.

•	Home Network Devices — For high-end devices, Alcatel-Lucent is engaged with 2Wire and other strategic CPE partners — notably Zyxel, Thomson and Sagem. Alcatel-Lucent works closely with these players to make sure their devices are an integral part of its end-to-end triple-play architecture (TPSDA) and interwork fully with its IPTV and IMS solutions. Alcatel-Lucent also offers its own residential gateway products (Cellpipe 7130 RG) as well as a standalone Femtocell (9365 BSR Femto) to improve the quality of mobile services in the home. For FTTU deployments, Alcatel-Lucent offers a range of GPON ONT devices. Alcatel-Lucent also makes available a wide variety of WiMAX home devices through its Open CPE Program.

•	Service access and usability — Service providers need to improve the user interface on the TV, PC and Mobile phone and expand their service offerings to be consistent across these multiple screens to win the home user. Alcatel-Lucent is developing a suite of applications and user interface tools to make it easy for subscribers to access new services in the home through a simple, intuitive portal.

•	End-to-end integrator — Alcatel-Lucent has unparalleled experience in rolling out end-to-end networks, including multi-vendor deployments. In addition to supporting its own products in the digital home space, Alcatel-Lucent works with partners to pre-integrate and test a full range of products and configurations. This approach leverages Alcatel-Lucent’s IP transformation centers (available in all regions of the globe) where Alcatel-Lucent is able to perform large-scale integration and testing of end-to-end customer projects.
2.	Which products does Alcatel-Lucent have in the digital home space?
•	Digital Home Care Solution: 5580 Home Network Manager (Device manager jointly developed with Motive), 5530 Network Analyzer (Loop management), currently has a cooperation agreement with Motive for customer service management solutions

•	IMS and IPTV applications for porting on CPEs

•	GPON ONTs: 7432 ISAM GPON ONT family

•	Femtocell: 9365 BSRFemto (UMTS)

•	WIMAX devices – Open CPE Program with technology partners

•	RGW: Cellpipe 7130 RG for low end and partnerships with Zyxel, Thomson and Sagem for high end. Also have ownership in 2Wire.
3.	Who is Motive?

Motive, Inc. is a leading provider of broadband and mobile service management software, which helps wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage a single service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that accelerates the rollout of new and converged services, reduces operational costs, drives revenues, and builds greater customer satisfaction and loyalty.

The company website is www.motive.com.

4.	What makes Alcatel-Lucent and Motive a strong business combination?

The proposed transaction is a natural evolution of the successful three-year joint marketing and development agreement between Motive and Alcatel-Lucent. With 40 customers deploying jointly developed Home Network solutions, both companies hope to build on their successful relationship.

In addition, Alcatel-Lucent resells Motive’s solutions that help service providers seamlessly integrate voice, video and data into a single connected experience by automating and remotely managing key customer touch points throughout the service lifecycle.

As digital services expand inside and beyond the home with next generation of offerings such as Femtocells and WiMAX the opportunities for the combined companies continue to expand. Alcatel-Lucent sees digital home care and mobile service management as an important growth area linked to its overall networking business. The proposed acquisition will combine Alcatel-Lucent’s offerings in home network management with Motive’s offerings in this space. In addition, Motive’s portfolio of Mobile Service Management software will offer Alcatel-Lucent a natural extension into emerging areas such as the management of fixed/mobile services. The proposed combination of Motive’s software solutions with Alcatel-Lucent’s world-class equipment will help mobile and converged service providers deliver a seamless, consistent customer experience across converged services, networks and devices.

5.	What does the proposed acquisition mean for customers?

Both Motive and Alcatel-Lucent believe their customers will benefit from the proposed acquisition. Motive and Alcatel-Lucent pride themselves on ensuring their customers receive value from the investments they have made in their products. In this case, that means several things:
•	Commitment to uphold existing customer and product delivery schedules;

•	Immediately initiating an integration and transition process slated to produce a combined product roadmap; and

•	Careful planning to ensure each customer is able to gain maximum advantage from the new combined product set.
Safe Harbor for Forward Looking Statements
This document contains forward looking information based on the current expectations of Alcatel-Lucent and -Motive. Because forward looking statements involve risks and uncertainties, actual results could differ materially. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the anticipated timing of filings and approvals relating to the transaction, the ability of Motive to satisfy all conditions to closing of the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction, any statements of the plans, strategies and objectives of future operations, and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, risks related to the timing or ultimate completion of the transaction, that, prior to the completion of the transaction, Motive’s business may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies, and other risks that are described from time to time in the public filings of Alcatel-Lucent and Motive with the U.S. Securities and Exchange Commission.
The forward looking statements speak only as of the date of this document. Alcatel-Lucent and Motive expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements included in this document to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.
Important Additional Information
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer that is a part of the transaction described herein has not yet commenced. The solicitation and the offer to buy shares of Motive common stock will only be pursuant to an offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, intends to file with the U.S. Securities and Exchange Commission. Motive intends to file with the U.S. Securities and Exchange Commission and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer. When they are available, shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the U.S. Securities and Exchange Commission’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.